EXHIBIT 10.1

LOAN AGREEMENT

$17,500.00

   Date: November 12, 2009

FOR VALUE RECEIVED, the undersigned party, hereinafter referred to as "Payor", unconditionally promises to pay to the order of Peter Swan Investment-Consulting, Ltd.., hereinafter referred to as "Payee or Holder", at its office located at Room 701, Zone B, No. 844 Xia He Road, Siming District, 361004, Xiamen, Fujian, China, or at such other places as the Holder hereof may designate in writing, the principal sum of $ 17,500.00 with interest thereon from November 9, 2009, to maturity on March 9, 2010, at the rate of Seven Percent (7%).

Interest shall accrue on the principal balance as such balance may be outstanding from time to time and, in the event the note is called by Payee, shall be payable on such call date.  Payment of principal and any other sum due hereunder shall be made in lawful money of the United States of America.

Upon default by Payor in the payment of the principal amount of or any other sum due in accordance with the terms of this note, the Payee, at its option, may proceed against the Payor.  In the event of such default, the Payor agrees to pay all cost and expenses of collection, including reasonable attorney's fees and interest from the date of such default, on the principal amount unpaid, at the maximum rate permitted by law.  If the Payor defaults on the term of this note and then by legal action is required to pay this note in full, with interest, the collateral shares will not be considered part of this transaction and the funds paid by the payee to the Payor will be deemed to be liquidated damages.

The Payor hereby waives presentment and demand for payment, notice or dishonor, protest and notice of protest.  This note (i) may not be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of such change, waiver, dischargement or termination is sought and (ii) shall be binding upon Payor, its successors, assigns and transferees and shall inure to the benefit of and be enforceable by Payee, its successors and assigns.

This note shall be construed and governed in all respects by the laws of the State of Washington applicable to contracts made and to be performed therein.

If any provisions of this note are declared invalid, illegal or unenforceable, the balance of this note shall remain in full force and effect.

IN WITNESS WHEREOF, the Payor has executed this note on the day and year first written above.

Trevenex Resources, Inc.

COMPANY NAME

/s/ Scott Wetzel_________

SCOTT WETZEL, PRESIDENT